EXHIBIT 99.1

Royal Gold Provides 2022 Guidance and Q1 2022 Stream Segment Sales Update

DENVER, COLORADO. April 12, 2022: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today its guidance for total stream segment and royalty sales volume; depletion, depreciation and amortization expense; and effective tax rate for the calendar year ended December 31, 2022.

“With the transition to a calendar year reporting schedule now complete, we are pleased to provide our inaugural annual guidance, which will further improve the transparency of our business to the market,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “While our expectation for 2022 sales volume is lower than 2021 actual performance, it is worth noting that 2021 was an exceptional year with the three highest quarterly GEO volumes in the company’s history due to strong performance from several key assets across the portfolio.”

Royal Gold expects 2022 total gold equivalent ounce1 (“GEO”) sales volume, depreciation, depletion and amortization (“DD&A”) expense and effective tax rate to be as follows:

January 1 – December 31, 2022
Total GEO Sales	315,000 – 340,000 GEO
Gold	220,000 – 240,000 oz
Other Metals	95,000 – 100,000 GEO
DD&A	$535 – 585 / GEO
Effective Tax Rate	17 – 22%

The 2022 total GEO sales guidance is based on public forecasts and disclosure of confidential forecasts to Royal Gold from our operating counterparties, and these forecasts have been adjusted by Royal Gold where appropriate based on management’s experience. Additionally, this guidance assumes:

●	The following commodity prices for 2022 GEO projections: $1,800/oz gold, $22.50/oz silver, $4.25/lb copper, $8.50/lb nickel, $0.95/lb lead, $1.25/lb zinc;
●	With respect to our Principal Properties:
o	Continued ramp-up of the Khoemacau mine to full production levels by the fourth quarter of 2022, and a 100% silver stream rate effective March 14, 2022. As previously noted in Royal Gold’s February earnings release, Khoemacau Copper Mining (Pty.) Limited advised that it intended to draw the remaining $26.5 million stream advance payment from Royal Gold in February 2022. The remaining advance was drawn and paid as of mid-March 2022. As a result, Royal Gold’s interest in the payable silver from Khoemacau increased from 90% to 100%;
o	Lower expected gold grades at Andacollo due to production sequencing and at Pueblo Viejo due to an increase in the processing of stockpiled ore, and lower production at Peñasquito due to pit sequencing and the processing of harder ore;
o	No material delivery of deferred silver ounces from the Pueblo Viejo mine in 2022 until completion of the plant expansion project currently underway, which the operator has targeted for completion by the end of 2022;
o	Production from the Cortez mine subject to Royal Gold’s royalty interests of approximately 280,000 ounces of gold for 2022, a decrease of approximately 88,000 ounces from 2021; and,

1 Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period

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●	Revenue for Red Chris from 2021 production is included, but no revenue from 2022 production is included. The Red Chris royalty (acquired in August 2021) is paid annually, within 90 days of the prior year end, based on the prior year’s production. Royalty revenue for the full year of 2021 was received in March 2022 and is included in this guidance. Royal Gold expects royalty revenue for 2022 to be recognized within the first 90 days of 2023.

The 2022 Effective Tax Rate guidance assumes no unusual or discrete tax items.

This guidance also assumes no new acquisition of additional royalty or stream interests.

Q1 2022 Stream Segment Sales Update

The Company also reported that its wholly owned subsidiary, RGLD Gold AG, sold approximately 56,500 GEOs comprised of approximately 41,600 gold ounces, 489,200 silver ounces and 1,600 tonnes of copper related to its streaming agreements during the three-month period ended March 31, 2022. Stream sales for the quarter were slightly above the previous guidance range of 50,000 to 55,000 GEOs due to timing of shipments. The Company had approximately 15,800 GEOs in inventory at March 31, 2022, consisting of 11,400 gold ounces and 344,000 silver ounces.

RGLD Gold AG’s average realized gold, silver and copper prices for the quarter were $1,863 per ounce, $23.38 per ounce and $10,063 per tonne ($4.56 per pound), respectively, compared to $1,792, $23.35 and $9,703 ($4.40), respectively, in the prior quarter ended December 31, 2021.  Cost of sales was approximately $401 per GEO for the quarter ended March 31, 2022, using the quarterly average silver-gold ratio of approximately 78 to 1 and copper-gold ratio of approximately 0.19 tonnes per ounce, compared to cost of sales of $407 per GEO in the prior quarter ended December 31, 2021.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2022, the Company owned interests on 187 properties on five continents, including interests on 43 producing mines and 18 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	March Quarter 2022 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Conference Title:	384048

Note: Royal Gold’s results for the quarter ended March 31, 2022, will be released after the market closes on Wednesday, May 4, 2022, followed by a conference call on Thursday, May 5, 2022 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Forward-Looking Statements:  This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding: our estimated total GEO sales volume, DD&A, and effective tax rate for the fiscal year ended December 31, 2022, and the assumptions made in determining those estimates. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or contractual issues involving our stream or

EXHIBIT 99.1

royalty agreements; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; the impacts of the COVID-19 pandemic; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the transition period ended December 31, 2021. Most of these factors are beyond our ability to predict or control. Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statements Regarding Third-Party Information: The guidance and the disclosures herein relating to properties and operations on the properties in which Royal Gold holds stream or royalty interests are based primarily on information publicly disclosed by the operators of these properties and information available in the public domain as at the date hereof. Royal Gold does not independently prepare or verify this information and, as the holder of the stream or royalty interest, does not have access to the properties or operations or to sufficient data to do so. Additionally, Royal Gold may from time to time receive information from the operators of the properties that is not publicly disclosed by the operators and that Royal Gold is not permitted itself to disclose to the public. Royal Gold is dependent on the operators of the properties to provide information to Royal Gold. Although Royal Gold does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate. Royal Gold’s stream or royalty interests often cover only a portion of the publicly reported mineral reserves, mineral resources, and production of a property or operation and information publicly reported by operators may relate to a larger property or operation than the area covered by Royal Gold’s stream or royalty interest. There are numerous uncertainties inherent in estimates of mineral reserves, mineral resources and production, many of which are outside the operators’ control. As a result, estimates of mineral reserves, mineral resources, and production are subjective and necessarily depend upon a number of assumptions, including, among others, reliability of historical data, geologic and mining conditions, metallurgical recovery, metal prices, operating costs, capital expenditures, development and reclamation costs, mining technology improvements, and the effects of government regulation. If any of the assumptions that operators make in connection with estimates of mineral reserves, mineral resources, or production are incorrect, actual production could be significantly lower than estimated, which could adversely affect Royal Gold’s future revenue and the value of its investments. In addition, if operators’ estimates with respect to the timing of production are incorrect, Royal Gold may experience variances in expected revenue from period to period.